CONFIRMING STATEMENT

This Statement confirms that the undersigned, Pamela R. Rollins, has authorized and designated,

or J. Robert Fugate, Callum Macgregory, or Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, and 5 and Schedules 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange

Commission as a result of the undersigned's ownership of or transactions in securities of Marine

Products Corporation.  The authority of J. Robert Fugate, Callum Macgregory, or Glenn P.

Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file any Forms 3, 4, and 5 or Schedules 13D with regard to the undersigned's ownership of or transactions in securities of Marine Products Corporation, unless earlier revoked in writing.  The undersigned acknowledges that J. Robert Fugate, Callum Macgregory, or Glenn P. Grove, Jr. is

not assuming any of the undersigned's responsibilities to comply with Section 16 of the

Securities Exchange Act of 1934.

Date:  July 27, 2017

       /s/ Pamela R. Rollins

       Pamela R. Rollins

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